EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

Allied Motion Technologies Inc.

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-149279, 333-155889, 333-170563, 333-187369, and 333-217654) on Form S-8 and in the registration statement (No. 333-119090) on Form S-3 of Allied Motion Technologies Inc. of our report dated March 14, 2018, with respect to the consolidated balance sheets of Allied Motion Technologies Inc. and subsidiaries as of December 31, 2017, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of Allied Motion Technologies Inc.

/s/ EKS&H LLP

March 14, 2018

Denver, Colorado